CONTACT:
                                                                 Karen L. Howard
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5550
                                                        KAREN.HOWARD@CMWORKS.COM

            COLUMBUS MCKINNON CLOSES ON NEW REVOLVING CREDIT FACILITY

     AMHERST, NY, March 16, 2006 -- Columbus McKinnon Corporation (Nasdaq: CMCO) announced today that it closed on a new $75 million Revolving Senior Credit Facility that replaced its previous $65 million facility. The new variable rate facility, which has the ability to expand up to $125 million, expires in February 2010, and is otherwise available to February 2011 if the Company's
Senior Secured 10% Notes are repaid or extended by February 2010. It is currently available at a rate of LIBOR plus 100 basis points. The Revolving Credit Facility is secured by all domestic inventory, receivables, equipment, real property, subsidiary stock (limited to 65% for foreign subsidiaries) and intellectual property. The Company currently has no borrowings drawn against its revolving credit facility, but has approximately $10 million of letters of credit committed against it. The intended use of proceeds is to refinance existing or future debt, working capital and acquisitions.

     The interest rate on the new line fluctuates based on the Company's senior debt leverage ratio. The range of the interest rate spread over LIBOR is 87.5 basis points up to 175 basis points. At January 2, 2006, which was the end of the Company's third quarter of fiscal 2006, Columbus McKinnon had $75.3 million in Senior Secured 10% Notes due August 1, 2010, which are entitled to redemption at the Company's option on August 1, 2007. On and after August 1, 2007, the 10% Notes are redeemable at prices declining annually to 100% on and after August 1, 2009. Columbus McKinnon had $151.5 million in shareholders' equity at the end of its third quarter of fiscal 2006.

     Timothy T. Tevens, President and Chief Executive Officer of Columbus McKinnon, commented, "Securing a more favorable revolving line was another step in our financial strategy to improve our capital structure, reduce our cost of capital and enable us to have the financial flexibility to execute our strategic growth plans. As we continue to expand our markets beyond the U.S. and gain market share, we anticipate possible bolt-on acquisitions that will logically expand our Products segment offerings and enhance our market reach."

ABOUT COLUMBUS MCKINNON

Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

SAFE HARBOR STATEMENT

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.


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